UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 29, 2006

Sunterra Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-13815	95-4582157
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3865 W. Cheyenne Ave.
North Las Vegas, NV	89032
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(702) 804-8600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On August 30, 2006, Sunterra Corporation (the "Company") entered into an extension agreement dated August 29, 2006, with Mackinac Partners, LLC, extending Mackinac Partners' engagement, which would have expired on August 31, 2006. The original agreement with Mackinac Partners was attached as Exhibit 10.1 to the Company's Form 8-K filed on June 12, 2006 and is incorporated herein by reference. The extension agreement is effective as of September 1, 2006 and may be terminated by either party on 15 days' prior written notice.

Item 1.02.   Termination of a Material Definitive Agreement.

On August 29, 2006, the Company terminated the employment of David Lucas, Executive Vice President and Chief Marketing Officer of the Company, in accordance with the terms of his employment agreement dated May 24, 2005.

Pursuant to the terms of his employment agreement, Mr. Lucas will receive accrued salary, bonus (if any) and vacation pay through August 29, 2006. Subject to his execution of a general release (the form of which is attached to his employment agreement), Mr. Lucas is also entitled, in the event of a termination without cause, to receive severance payments in the amount of 12 months of his base salary as of August 29, 2006, to be paid in monthly installments.

In addition, under Mr. Lucas' employment agreement and separate stock-based compensation agreements, Mr. Lucas's restricted unvested shares of the Company's common stock are forfeited as of August 29, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 5, 2006
SUNTERRA CORPORATION

By:	/s/ James A. Weissenborn
Name: James A. Weissenborn
Title: Interim President and Chief Executive Officer

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